Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MicroStrategy Incorporated:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-58136) and on Form S-8 (No. 333-197645) of MicroStrategy Incorporated of our reports dated February 26, 2015, with respect to the consolidated balance sheets of MicroStrategy Incorporated as of December 31, 2014 and December 31, 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2014 and December 31, 2013, the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of MicroStrategy Incorporated.

Our report dated February 26, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that MicroStrategy Incorporated did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness relating to ineffective monitoring controls over the activities performed by a third-party service provider on the Company’s behalf regarding billable time and expenses and internal business travel and entertainment expenses (information) and the Company’s failure to design and operate effective transaction-level controls including the related general information technology controls intended to prevent unauthorized system access and inappropriate change management to the service provider’s cloud-based professional services automation system and information contained within, has been identified and included in management’s assessment under the heading Management’s Report on Internal Control Over Financial Reporting, included under Item 9A.

/s/ KPMG LLP

McLean, Virginia

February 26, 2015